EXHIBIT 23
CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Monticello Bancshares, Inc.

We consent to the use in this Current Report on Form 8-K/A of CapitalSouth Bancorp of our report dated March 30, 2007, on the consolidated statements of financial condition of Monticello Bancshares, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the consolidated statements of operations, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2006.

/s/ Stevens, Powell & Company, P.A.

Jacksonville, Florida
November 21, 2007